Exhibit 99.1

DuPont Fabros Technology, Inc. 1212 New York Avenue, NW Suite 900 Washington, DC 20005 www.dft.com
NEWS

FOR IMMEDIATE RELEASE
MAY 21, 2015

DUPONT FABROS TECHNOLOGY, INC. EXPANDS
RELATIONSHIP WITH FACEBOOK AT ITS ACC7 DATA CENTER

WASHINGTON, DC - May 21, 2015 - DuPont Fabros Technology, Inc. (NYSE: DFT), a leading owner, developer, operator and manager of enterprise-class, carrier-neutral, large multi-tenant wholesale data centers announced today that it has expanded its relationship with social media giant, Facebook, Inc. On May 13, 2015 the companies entered into a new lease for 7.43 megawatts (“MW”) of available critical load and 43,000 square feet of computer room space in DFT’s ACC7 data center located in Ashburn, Virginia. Facebook now helps its customers connect to friends, family and events from four buildings within DFT’s Ashburn campus.

The new lease includes space for 4.46 MW in ACC7 Phase I which commences immediately; and 2.97 MW in ACC7 Phase II, which commences at the building’s projected opening date in the fourth quarter of 2015. DFT’s occupancy has been positively impacted on both an operating and pre-leased basis. The lease increases ACC7 Phase I’s percentage leased to 84% on a critical load basis and raises the occupancy of DFT’s operating portfolio to 96% from 94%. ACC7 Phase II is now 33% pre-leased. The weighted average lease term for both spaces is 7.4 years.

“We are gratified by Facebook’s confidence in DFT and our ability to provide continuous and highly efficient power and cooling to their computer servers and network equipment,” said Christopher P. Eldredge, DFT’s President and Chief Executive Officer. “The expanded relationship with Facebook gives us the opportunity to customize leases with terms that suit the long-term goals of both companies.”

Facebook also leases nearly 36 MW of critical load at three other facilities located on DFT’s Ashburn data center campus. As part of the ACC7 lease, DFT and Facebook amended each of Facebook’s existing leases. The amendments give Facebook the right to individually decrease the term of the lease of each of nine computer rooms, each with 2.28 MW of available critical load provided the aggregate reduction in lease terms does not exceed 67 months, or an average of approximately seven months per computer room. The amendments also extend the lease of one computer room totaling 2.28 MW of available critical load by six months and two computer rooms totaling 4.33 MW of available critical load by twelve months each.

About DuPont Fabros Technology, Inc.
DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of enterprise-class, carrier-neutral, large multi-tenanted wholesale data centers. The Company’s facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company’s customers outsource their mission-critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services. The Company’s 11 data centers are located in four major U.S. markets, which total 2.8 million gross square feet and 249 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology is a real estate investment trust (REIT) headquartered in Washington, D.C. For more information, please visit www.dft.com.

For Additional Information:
Jeffrey H. Foster    Christopher Warnke
Chief Financial Officer    Manager, Investor Relations
+1 (202) 478-2333    +1 (202) 478-2330
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